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                                 EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 1st day of January, 1999 (the "Effective Date"), between HCC INSURANCE HOLDINGS, INC. ("HCC" or "Company"), and STEPHEN L. WAY ("Executive"), sometimes collectively referred to herein as the "Parties."

                                   R E C I T A L S:

     WHEREAS, Executive is to be employed as Chief Executive Officer ("CEO") and Executive Chairman of the Board of HCC and, as an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company, will serve on the Company's Executive Committee;

     WHEREAS, it is the desire of the Board of Directors of HCC (the "Board") to
(i) directly engage Executive as an officer of HCC and its subsidiaries; and
(ii) directly engage, if elected, the services of Executive as a director of HCC and its subsidiaries; and

     WHEREAS, Executive is desirous of committing himself to serve HCC on the terms herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

     1. TERM. The Company hereby agrees to employ Executive as its Chief Executive Officer and Executive Chairman of the Board, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of 11:59 p.m. on December 31, 2000 (the "Basic Term") (unless sooner terminated as hereinafter set forth); provided, however, that effective January 1, 2000, Executive shall cease to hold the position of Chief Executive Officer; and provided, further however, that commencing on December 31, 2000, the term of this Agreement shall automatically be extended for three (3) additional years (the "Renewal Term") upon terms no less favorable than the terms that exist on the commencement date of the Renewal Term, and as set forth herein unless at least thirty (30) days prior to such December 31 date, Executive shall have given notice that he does not wish to extend this Agreement. (The Basic Term and the Renewal Term are herein sometimes referred to as the "Term"). It is understood that as set forth above, during the Term, Executive will cease to act as Chief Executive Officer but remain as Executive Chairman of the Board. In such event, Executive shall continue on as an employee of the Company entitled to the rights and subject to the obligations of this Agreement as they pertain to Executive as an employee.


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     2.   DUTIES.

          (a) DUTIES AS EMPLOYEE OF THE COMPANY. Executive shall, subject to the supervision of the Board of Directors, have general management and control of HCC in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of the Company during the Term. During the Term, and except as shall exist prior to the date of the Agreement Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior consent of the Board of Directors of HCC. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive's performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

          (b) OTHER DUTIES. At all times during the Term, the Company shall use its best efforts to cause Executive to be elected a director and to serve as Chairman of the Executive Committee of HCC. Any such failure to use its best efforts prior to a Change of Control shall be a material breach of this Agreement for purposes of Section (4)(a)(iv). Executive agrees to serve as a director and member of the Executive Committee of HCC and of any of its subsidiaries and in one or more executive offices of any of HCC's subsidiaries, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. Executive agrees that while a full time employee he shall not be entitled to receive any compensation for serving as a director of HCC, or in any capacities of HCC's subsidiaries other than the compensation to be paid to Executive by the Company pursuant to this Agreement. If Executive is not a full time employee, he shall be compensated as an outside director.

     3.   COMPENSATION AND RELATED MATTERS.

          (a) BASE SALARY. Executive shall receive a base salary paid by the Company at the annual rate of $800,000, during the period beginning on the Effective Date and for each calendar year of the Term, payable not less frequently than in substantially equal monthly installments (or such other more frequent times as executives of HCC normally are paid). The base salary shall be reviewed by the Board at least as often as the compensation of other senior officers of HCC is reviewed, and may be increased (but not decreased) at any time in the sole discretion of the Board. Any increase in the base salary or other compensation granted by the Board shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, Executive's base salary hereunder shall not thereafter


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be reduced.  For purposes of this Agreement, "Base Salary" shall mean the
Executive's initial base salary or, if increased, then the increased base salary.

          (b) BONUS PAYMENTS. Each year during the Term, Executive shall be entitled to receive, in addition to the Base Salary, an annual cash bonus payment in amounts to be determined at the sole discretion of the Compensation Committee.

          (c) STOCK OPTIONS. In addition to stock options previously granted to Executive (including 150,000 shares granted as of January 7, 1998 at an exercise price of $16.50 per share and 75,000 shares granted on December 31, 1998 at an exercise price of $17.75 per share), in partial consideration for Executive's non-competition agreements set forth herein, Executive shall be provided with additional options to purchase HCC shares for each year of Executive's employment hereunder as follows:

          (1) A minimum of 75,000 shares on December 31, of each year of the Term. In addition to the minimum set forth herein, Executive shall receive such additional options as the Compensation Committee shall, in its sole discretion, grant to Executive. All such options shall be priced at the average closing price of HCC shares for the month of December of the year of grant. Any options so granted shall vest immediately;

          (2) If this Agreement is renewed by Executive, as set forth herein, on January 1, 2001, Executive shall be granted an additional option of 150,000 shares (the "Renewal Option"). Such Renewal Option shall vest in one installment on December 31, 2001. The exercise price for such Renewal Option shall be the average of the closing prices on the New York Stock Exchange for the month of December 2000.

          (d) EXPENSES. During the Term of his employment and the Consulting Period hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for the Company's senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy. Executive shall be reimbursed for use of his home for business guests at the rate of $500 per night and for entertaining business guests on his boat at the rate of $3,750 per day, subject to adjustment from time to time based on International Charter Rates. In addition, the Company shall reimburse Executive pursuant to the arrangements in effect as of the date of this Agreement, for all of the use of Executive's aircraft during the Term and the Consulting Period, as defined below.


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          (e)  OTHER BENEFITS.  Executive shall be entitled to participate in or receive benefits under any compensation employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to subsection (a) of this Section. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect
Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.

          (f) VACATIONS. Executive shall be entitled to forty (40) paid vacation days per year during the Basic Term, or such additional number as may be determined by the Board from time to time. There shall be indefinite carryovers of unused vacation from year to year. For purposes of this Section, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers. In the event Executive shall elect to renew this Agreement, during such Renewal Term Executive shall be entitled to fifty (50) paid vacation days per year.

          (g) PERQUISITES. Executive shall be entitled to receive the perquisites and fringe benefits appertaining to an executive officer of HCC in accordance with any practice established by the Compensation Committee. Notwithstanding, and in addition to, any perquisites to which Executive is entitled pursuant to the preceding sentence, Executive shall: (i) have use of a Mercedes 600 SEC, and the Company's Bentley automobiles and the Company shall pay all expenses related to Executive's use of such automobiles, including gasoline, insurance, and maintenance (provided further, that if this Agreement is extended for the Renewal Term and during the Consulting Period, as defined below, Executive shall have the right to use a new Mercedes 600 SEC (or its equivalent), obtained as of the commencement of the Renewal Term and/or the Consulting Period, and to continue the use of the existing Bentley (with the Company continuing to pay all expenses related to the use of such automobiles) for such Renewal Term and during the Consulting Period); (ii) be allowed to travel with his spouse on business utilizing First Class passage under the Company's corporate account, as Executive determines; (iii) receive reimbursement of annual country club dues for Executive's membership in Lochinvar Country Club plus one additional country club (and following termination of this Agreement, Executive shall continue to control such ownership); (iv) receive all existing life


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insurance which at Executive's option shall be converted to ordinary life insurance; (v) be entitled to utilize an office at the Company's executive offices or, at Executive's election, to be reimbursed for the utilization of an office at Executive's home; (vi) be entitled to utilize the services of Company employees at an aggregate annual maximum cost of $200,000 (which shall be added to Executive's taxable income) during the Term, and the Consulting Period; (vii) have the right to utilize during the Term and the Consulting Period at no cost to Executive, the pilots and engineers employed by the Company pursuant to the contractual arrangement in existence as of the Effective Date hereof; and (viii) be entitled to be reimbursed for all methods of communications used by Executive (including, without limitation, the installation cost and use of software, telephone, facsimile machines, etc., other similar equipment, and all upgrades thereof) in Executive's house, aircraft and boat which shall continue through the Term and the Consulting Period.

          (h) PRORATION. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement or herein, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, any payments pursuant to Sections 4(c) or 4(d) of this Agreement shall not be subject to proration.

     4.   TERMINATION.

          (a)  DEFINITIONS.

               (1)  "CAUSE" shall mean:

                    (i) Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;

                    (ii) Willful misfeasance or nonfeasance of duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;

                    (iii) Material violation by Executive of any material term of this Agreement; or

                    (iv) Conviction of Executive of any felony, any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries.


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Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive's acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the Board, with his attorney if so desired by Executive, and following which the Board by action of not less than two-thirds of its members furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

               (2)  A "CHANGE OF CONTROL" shall be deemed to have occurred if:

                    (i) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company's then outstanding voting common stock; or

                    (ii) At any time during the period of three (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

                    (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

                    (iv) The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

               (3) A "DISABILITY" shall mean the absence of Executive from Executive's duties with the Company on a full-time basis for 180 consecutive days, or 180 days


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in a 365-day period, as a result of incapacity due to mental or physical illness which results in the Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

               (4) A "GOOD REASON" shall mean any of the following (without Executive's express written consent):

                    (i) A material alteration in the nature or status of Executive's title, duties or responsibilities, or the assignment of duties or responsibilities inconsistent with Executive's status, title, duties and responsibilities;

                    (ii) A failure by the Company to continue in effect any employee benefit plan in which Executive was participating, or the taking of any action by the Company that would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of corporate management of the Company generally to the same extent;

                    (iii) A relocation of the Company's principal executive offices, or Executive's relocation to any place other than the principal executive offices, exceeding a distance of fifty (50) miles from the Company's current executive office located in Houston, Texas, except for reasonably required travel by Executive on the Company's business;

                    (iv) Any material breach by the Company of any provision of this Agreement; or

                    (v) Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of written notice of such matter from Executive, and in no event shall a termination by Executive occurring more than ninety (90) days following the date of the event described above be a termination for Good Reason due to such event.

               (5) "TERMINATION DATE" shall mean the date Executive is terminated for any reason pursuant to this Agreement.

          (b)  TERMINATION WITHOUT CAUSE, OR TERMINATION FOR GOOD REASON:
BENEFITS. In the event there is a termination by the Company without Cause, or if Executive


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terminates for Good Reason (a "Termination Event"), this Agreement shall terminate except as provided in Section 6, and Executive shall be entitled to the following severance benefits:

               (1) For a period of twelve (12) months after the Termination Date (unless the remainder of the Term is less than twelve (12) months, in which case, for an amount of time equal to the remainder of the Basic
     Term), Base Salary (as defined in Section 3(a)), at the rate and payable quarterly in advance unless such termination is by the Company without Cause, in which event such amount of Base Salary shall be paid in a lump sum within ten (10) days of the Termination Event.

               (2) If there is a Change of Control or termination by the Company without Cause or by the Executive for Good Reason, any stock options and other stock-related grants ("Stock Awards") which Executive has received under any of the HCC stock plans including stock options which are to be granted during the remainder of the Basic Term and during the Renewal Term (it being assumed that such Renewal Term shall become effective) shall, if not issued, be immediately issued and all of such options, whether issued or not as of such date shall vest immediately, provided, however, if there is a termination for Good Reason or by the Company other than for Cause, all options shall be exercisable for one-year or the remainder of their term, whichever is less. For purposes of this subsection, the option exercise price for options which were to be granted during the Renewal Term, shall be the average of the closing prices on the New York Stock Exchange for the twenty (20) business days immediately preceding, as the case may be: (i) the first announcement of the event which results in the Change of Control or (ii) the date of such termination.

               (3) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and its affiliated companies for the period of time equal to the remainder of the Basic Term, or any Renewal Term and through the Basic Term and any Renewal Term, at its sole expense, shall continue to provide (through its own plan and/or individual policies) Executive (and Executive's dependents) with health benefits no less favorable than the group health plan benefits provided during such period to any senior executive officer of the Company or any affiliated company (to the extent any such coverage or benefits are taxable to Executive by reason of being provided under a self-insured health plan of the Company or an affiliate, the Company shall make Executive "whole" for the same on an after-tax basis), provided, however, such coverage shall be secondary to any group health plan coverage Executive (or his dependents) receive from another employer, (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");


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               (4)  If Executive receives any payments whether or not pursuant to this Agreement which are subject to an excise tax imposed under
     Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed under federal, state, or local law (collectively, "Excise Taxes"), the Company shall pay to Executive (on or before the date on which the Company is required to withhold such Excise Taxes), 1) an additional amount equal to all Excise Taxes then due and payable, and
     2) the amount necessary to defray Executive's increased (federal, state, and local) tax liability arising due to payment of the amount specified in this Subsection (4) which shall include any costs and expenses, including penalties and interest incurred by Executive in connection with any audit, proceedings, etc. related to the payment of such Excise Taxes or this payment. For purposes of calculating the amount payable to Executive under this Section, the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in Executive's state of residence, taking into account any federal income tax deductions or credits available to Executive for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide Executive a copy of such calculation at least ten (10) days prior to the date specified above for payment of such amount. It is the intent of the Parties that this Subsection (4) shall place Executive in the same net after-tax position Executive would have been in had no payment been subject to an Excise Tax and, notwithstanding anything to the contrary, it shall be construed to effectuate said result;

               (5) All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

               (6) Executive shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section (4), and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.

               (7) In addition to all amounts otherwise paid to Executive pursuant to this Agreement, all amounts that Executive would otherwise have received during the full term of the Renewal Term and the Consulting Period, including, without limitation, all perquisites, as set forth in subsection 3(g).

          (c) TERMINATION IN EVENT OF DEATH: BENEFITS. If Executive's employment is terminated by reason of Executive's death during the Term of this Agreement, this Agreement shall terminate except as provided in Section 6 without further obligation to Executive's legal representatives under this Agreement, other than for payment of all compensation and unreimbursed expenses, as Executive would have been entitled to during the remaining portion of the Basic Term and the Renewal Terms (it being assumed that Executive would have renewed


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this Agreement), the timely payment or provision of Other Benefits through the date of death, and, if such death occurs on or after October 1 of any year, such cash or stock bonus as Executive would otherwise have been awarded in such year if Executive's death had not occurred. Such amounts shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 4(c) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the date of death. Additionally, all Stock Awards for which Executive would have been eligible had he completed the Basic Term and the Renewal Term (it being assumed that Executive would have renewed this Agreement) of this Agreement shall be accelerated, if issued, and if not issued, shall be issued and accelerated and Executive's estate or beneficiary shall be vested in such Stock Awards as of the date of Executive's death. For purposes of this subsection, the option exercise price for options which were to be granted during the Renewal Term shall be the average of the closing prices on the New York Stock Exchange for the twenty (20) business days immediately preceding Executive's death.

          (d) TERMINATION IN EVENT OF DISABILITY: BENEFITS. If Executive's employment is terminated by reason of Executive's Disability during the Term, this Agreement shall continue in full force for the Term plus the Consulting Period (Executive's compensation shall not `be reduced by any long-term disability coverage Executive actually receives), and if such Disability occurs on or after October 1 of any year, Executive shall be entitled to the same cash or stock bonus in such year that Executive would have been awarded if such Disability had not occurred. In addition, all outstanding Stock Awards shall vest immediately (including any options which are to be granted during the Renewal Term, whether issued or not) upon such termination due to Disability; and the Executive may receive additional stock or cash bonuses at the sole discretion of the Compensation Committee. For purposes of this subsection the option exercise price for options which were to be granted during the Renewal Term shall be the average of the closing prices on the New York Stock Exchange for the twenty (20) business days immediately preceding the date the Disability is established.

          (e)  VOLUNTARY TERMINATION BY EMPLOYEE AND TERMINATION FOR CAUSE:
BENEFITS. Executive may terminate his employment with the Company without Good Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date. Upon such a termination by Executive, except as provided in Section 6, or upon termination for Cause by the Company, this Agreement shall terminate, and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the date of termination.

          (f) DIRECTOR POSITIONS. Upon termination of employment, for any reason Executive shall remain on any and all Board positions held with the Company and/or any of its subsidiaries and affiliates. At such time, Executive shall be paid as an outside director.

     5. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. Executive recognizes and agrees that the benefit of not being employed at-will, is provided in consideration for, among other things, the agreements contained in this Section as well as the Stock Options granted to Executive pursuant to this Agreement. The Company agrees that while employed pursuant to this Agreement, Executive will be provided with confidential information of Company; specialized training on how to perform his duties; and contact with the Company's customers and potential customers. Furthermore, in the event Executive is terminated without Cause, or terminates for Good Reason and more than one (1) year remains on the Basic Term, the Renewal Term, or the Consulting Period then Executive shall receive additional consideration in an amount equal to the quotient of the Base Salary divided by 12, which shall thereupon be multiplied by the number of months remaining in the Basic Term, the Renewal Term and the Consulting Period, minus 12 months (but which, including the number of months remaining, in the Basic Term, the Renewal Term and the Consulting Period, shall not be less than 36 months) and which shall be paid in one lump sum within ten (10) days of such termination.

     In consideration of all of the foregoing, Executive agrees as follows:

          (a) NON-COMPETITION DURING EMPLOYMENT. Executive agrees during the Term he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company.

          (b) CONFLICTS OF INTEREST. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a "Conflict of Interest") which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chairman of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware


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which might in Executive's good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

          (c) NON-COMPETITION AFTER TERMINATION. Executive agrees that Executive shall not, at any time during the period of three (3) years after the termination of the Term for any reason, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive's employ; engage in or contribute Executive's knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company; provided, however, this subsection (c) shall not operate to prevent Executive from engaging in retail insurance or re-insurance activities during such two-year period to the extent such activities do not compete or permit any other person or entity to compete with any business the Company or any of its subsidiaries or affiliated companies were engaged in at the time of such termination. Following the expiration of said three (3) year period, Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

          (d) NON-SOLICITATION OF CUSTOMERS. Executive further agrees that for a period of three (3) years after the termination of the Term, he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of his employment.

          (e) NON-SOLICITATION OF EMPLOYEES. Executive agrees that for the duration of the Term, and for a period of three (3) years after the termination of the Term except for Frank J. Bramanti, L. Edward Tuffley and Executive's personal service employees, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company to work for Executive or for another entity, firm, corporation, or individual.

          (f) CONFIDENTIAL INFORMATION. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement. Executive's obligations under this Section with respect to any specific Confidential

Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by the Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. "Confidential Information" includes, but is not limited to the Company's trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

          (g) RETURN OF DOCUMENTS, EQUIPMENT, ETC. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive's custody or possession that have been obtained or prepared in the course of Executive's employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive's employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive's employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

          (h) REAFFIRM OBLIGATIONS. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

          (i) PRIOR DISCLOSURE. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

          (j) CONFIDENTIAL INFORMATION OF PRIOR COMPANIES. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or Copyright Works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive's memory or embodied in a writing or other physical form.

          (k)  BREACH.  Executive agrees that any breach of Sections 5(a), (c),
(d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Company's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

          (l) RIGHT TO ENTER AGREEMENT. Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

          (m) EXTENSION OF POST-EMPLOYMENT RESTRICTIONS. In the event Executive breaches Sections 5(b), (d), or (e) above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions.

          (n) ENFORCEABILITY. The agreements contained in Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section do not excuse Executive from complying with the agreements contained herein.

          (o) SURVIVABILITY. The agreements contained in Sections 5(c)-(g) shall survive the termination of this Agreement for any reason.

     6. CONSULTING AGREEMENT. Effective upon Executive's termination of employment for any reason other than Executive's termination by the Company for Cause (and whether during the Basic Term or the Renewal Term), HCC hereby retains Executive as a consultant (an independent contractor and not as an
employee) for a period of five (5) years (the "Consulting Period").   During the
Consulting Period, Executive shall have the sole option to cease acting as Executive Chairman of the Board and shall thereafter serve as Non-Executive Chairman of the Board. Termination of the Term shall not effect the Parties' rights and obligations under this Section 6, subject to the following: Executive agrees to provide, if requested, 1,000 hours of service (the "Consulting Services") per year, as required by the Company. Prior to a change in control, the Company shall use its best effort to cause Executive to continue as a Director and Chairman of the Board during the term of the Consulting Period.
HCC shall pay Executive $450,000 per year of the Consulting Period, payable quarterly, in advance. Executive may elect to delay payment for services, but not the services themselves. During such Consulting Period, Executive shall receive, to the extent permitted by law and the terms of any existing plan, all of the Company's benefits as if Executive was a full time employee. In addition, the terms of this

Section 6 shall remain in full force and effect whether or not Executive dies or suffers a Disability pursuant to the terms hereof during the Consulting Period. Further, if at any time during the Term of this Agreement Executive shall elect, at his sole option, to cease being a full time employee, then and in that event, Executive shall become a consultant pursuant to the terms of this Section. During the Consulting Period, Executive shall have the right to continue using the Company's existing Bentley and a new Mercedes automobiles and Executive's aircraft for the same purposes and to the same extent as were in effect on the Effective Date of this Agreement. The Consulting Services to be provided shall be commensurate with Executive's training, background, experience and prior duties with the Company.
Executive shall receive such stock options or cash bonuses as the Compensation Committee, in its sole discretion shall determine. Executive agrees to make himself reasonably available to provide such Consulting Services during the Consulting Period; provided, however, the Company agrees that it shall provide reasonable advance notice to Executive of its expected consulting needs and any request for Consulting Services hereunder shall not unreasonably interfere with Executive's other business activities and personal affairs as determined in good faith by Executive. In addition, Executive shall not be required to perform any requested Consulting Services which, in Executive's good faith opinion, would cause Executive to breach any fiduciary duty or contractual obligation Executive may have to another employer. Further, during the Consulting Period, Executive shall not be subject to any non-competition provisions except for the three-year period provided for in Section 5(c). Unless waived by Executive, Executive shall not be required to perform Consulting Services for more than four (4) days during any week or for more than eight (8) hours during any day. Executive's travel time shall constitute hours of Consulting Services for purposes of this Section 6. The Parties contemplate that, when appropriate, the Consulting Services shall be performed at Executive's office or residence and at the Company's executive offices in Houston, Texas and may be performed at such other locations only as they may mutually agree upon. Executive shall be properly reimbursed for all travel and other expenses reasonably incurred by Executive in rendering the Consulting Services.

     7. ASSIGNMENT. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

     8. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

     9. NOTICES. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described herein above, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

          If to Executive:              Stephen L. Way
                                        10 East Bend Lane
                                        Houston, TX  77007
                                        Fax:  (713) 864-2822

          If to Company:                HCC Insurance Holdings, Inc.
                                        13403 Northwest Freeway
                                        Houston, Texas  77040
                                        Fax:  (713) 462-2401

          with a copy (which shall      Arthur S. Berner, Esq.
          not constitute notice) to:    Winstead Sechrest & Minick P.C.
                                        Suite 2400
                                        910 Travis Street
                                        Houston, Texas  77002-5895
                                        Fax:  (713) 650-2400

     10. WAIVER. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

     11. SEVERABILITY. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

     12. ARBITRATION. In the event any dispute arises out of Executive's employment with or by the Company, or separation/termination therefrom, whether as an employee or as a consultant which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association ("AAA"). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and Company; provided, however, the Company shall promptly reimburse Executive for all costs and expenses incurred in connection with any dispute in an amount up to, but not exceeding twenty percent (20%) of Executive's Base Salary (or, if the dispute arises during the Consulting Period, Executive's Base Salary as in effect immediately prior to the beginning of the Consulting Period) unless such termination was for Cause in which event Executive shall not be entitled to reimbursement unless and until it is determined he was terminated other than for Cause. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive's employment with Company, or separation therefrom. Such arbitration shall be held in Houston, Texas.

     13. ENTIRE AGREEMENT. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive's employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive's heirs, executors, administrators, or other legal representatives or assigns.

     14. MODIFICATION OF AGREEMENT. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by the Executive and an officer or other authorized executive of Company.

     15. EFFECTIVE DATE. It is understood by Executive that this Agreement shall be effective when signed by both Company and Executive.

     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     17. JURISDICTION AND VENUE. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.


EXECUTIVE                     COMPANY

                              HCC INSURANCE HOLDINGS, INC.


/s/ Stephen L. Way            By:   /s/ J. Robert Dickerson
------------------------          -----------------------------------------
STEPHEN L. WAY                      J. ROBERT DICKERSON
                                    Chairman of the Compensation Committee


Dated:  March 31, 1999        Dated:   March 31, 1999
      ------------------            -------------------------------------